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                                                                                 Exhibit 99(a)

                           Entergy Arkansas, Inc.
         Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                Twelve Months Ended
                                                                                                    June 30,
                                                    1997      1998      1999      2000      2001      2002

Fixed charges, as defined:
  Total Interest Charges                           $104,165   $96,685   $97,023  $101,600  $109,523  $109,146
  Interest applicable to rentals                     17,529    15,511    17,289    16,449    14,563    13,350
                                                   ----------------------------------------------------------
Total fixed charges, as defined                     121,694   112,196   114,312   118,049   124,086   122,496

Preferred dividends, as defined (a)                  16,073    16,763    17,836    13,479    12,348    12,435
                                                   ----------------------------------------------------------

Combined fixed charges and preferred dividends,    $137,767  $128,959  $132,148  $131,528  $136,434  $134,931
as defined                                         ==========================================================

Earnings as defined:

  Net Income                                       $127,977  $110,951   $69,313  $137,047  $178,185  $144,254
  Add:
    Provision for income taxes:
       Total                                         59,220    71,374    54,012   100,512   105,933    82,985
    Fixed charges as above                          121,694   112,196   114,312   118,049   124,086   122,496
                                                   ----------------------------------------------------------

Total earnings, as defined                         $308,891  $294,521  $237,637  $355,608  $408,204  $349,735
                                                   ==========================================================
Ratio of earnings to fixed charges, as defined         2.54      2.63      2.08      3.01      3.29      2.86
                                                   ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                       2.24      2.28      1.80      2.70      2.99      2.59
                                                   ==========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.



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